Exhibit 4.11

Contract Number:

Employee ID Number
Work Department

Employee Labor Contract

Employer (Party A):

Name: Beijing Le Hai Technology Co., Ltd.

Legal Representative: Wang Feng

Company Address: Room 614, 6th Floor, No. 6, Zhongguancun South Street,
Haidian District, Beijing

Employee (Party B):

Name: Deng Bentong

Gender: Male

Identification Type and Number:

Actual Communication Address:

Mobile Number:

Based on the provisions of the Labor Law of the People’s Republic of China and the Labor Contract Law of the People’s Republic of China, as well as other relevant laws and regulations, both parties, in accordance with the principles of equality, voluntariness, and consensus, hereby sign this labor contract (hereinafter referred to as the “Contract”).

1.	Contract Term and Probation Period

The parties choose the following Article a) to determine the employment term of this Contract:

a)	Fixed term, from April 1, 2024, to March 31, 2027, with the probation period from / year / month / day to / year / month / day.

b)	Indefinite term, from / year / month / day, with the probation period of / month, to / year / month / day.

c)	Term for the completion of a certain task, from / year / month / day to the completion of the work.

2.	Work Content and Work Location

(I) Work Content

a)	Party A employs Party B mainly for the CFO position. Party B agrees that Party A may require Party B to undertake other work content at any reasonable time and place.

b)	Party B shall meet the work standards and objectives required by Party A. Party B agrees that during the performance of this Contract, Party A has the right to adjust Party B’s job position due to the company’s business strategy adjustment, organizational restructuring, Party B’s performance assessment results, and Party B’s physical health status, and Party B is willing to comply with Party A’s arrangements.

(II) Work Location

Party B’s work location is in Beijing. Party B agrees that Party A may arrange temporary business trips or assign Party B to work in different locations.

Party B acknowledges and explicitly promises to agree that Party A may adjust the employee’s job position and work location according to work needs and Party B’s work capacity. Employees shall obey the arrangements, promptly adjust their job positions or locations, and voluntarily assume the relevant responsibilities and consequences for refusing Party A’s aforementioned arrangements.

Working Hours and Rest and Leave

(I) Party B’s position implements the following Article a) working hours system stipulated by the state.

a)	Standard working hours system.

b)	Flexible working hours system.

c)	Compressed working hours system.

(II) Party A arranges Party B’s working hours according to national regulations, and Party B shall comply with Party A’s arranged working hours. Party B agrees that during the validity period of this Contract, if the labor administrative department approves the implementation of other working hours systems for Party B’s position, Party B shall execute the adjusted working system after Party A announces it internally.

(III) Party A shall ensure Party B’s rest and leave rights in accordance with national and company regulations. Party B is entitled to the holidays stipulated by national laws, regulations, and company policies. Party B shall go through the leave procedures as stipulated and execute after approval.

3.	Compensation and Benefits

(I) Salary: Executed according to the salary distribution system and standards set by Party A. Party B’s specific salary standard is based on the “New Employee Salary Confirmation Form” sent by Party A to Party B. If Party B’s salary is adjusted during the contract period, it shall be based on the negotiation results of both parties.

(II) The salary payment time is subject to Party A’s corresponding compensation system. Party A shall pay Party B’s remuneration on time and shall not withhold or delay without cause. Party B’s medical treatment benefits during illness or non-work-related injury shall be executed according to relevant legal regulations. Party B’s sick leave salary shall be executed according to Party A’s regulations.

(III) Both parties must participate in social insurance and pay various corresponding fees according to national regulations.

(IV) Party B shall pay personal income tax according to national tax laws. The taxes payable for Party B’s salary and wages during the employment period shall be withheld and paid by Party A according to national laws and regulations.

4.	Labor Protection and Labor Conditions

(I) Party A must provide Party B with labor safety and health conditions that meet national regulations and necessary labor protective equipment.

(II) Party A shall provide Party B with a suitable working environment and conditions to ensure Party B’s smooth fulfillment of job responsibilities.

5.	Labor Discipline and Conduct Rules

(I) Party B has the obligation to comply with Party A’s various rules and regulations and management provisions, as well as to keep Party A’s commercial secrets and technical secrets, and agrees to consciously abide by the rules and regulations and management provisions revised or newly issued by Party A during Party B’s employment. If violated, Party B agrees to accept the disciplinary and punitive measures according to the rules and regulations and management provisions, and Party B has no objections.

(II) Party B guarantees that when signing the labor contract with Party A, Party B has legally ended the labor relationship with the original employer or the unit with which Party B has a labor contract relationship; otherwise, if this causes third parties to claim rights or compensation from Party A, all responsibilities and consequences shall be borne by Party B.

(III) Party B shall truthfully inform the work unit, job content, job position, education, health status, and whether there are any labor dispute lawsuits with the former employer before officially being employed by Party A. Party B promises that the personal information provided to Party A is true, complete, and valid. If Party B violates the above promise, it is considered a major breach of contract, and Party A can terminate the labor contract at any time upon discovery by written notice without any compensation or indemnity. If Party B’s breach of promise causes damage to Party A, Party B shall bear the compensation responsibility.

(IV) Second Job Restrictions

a)	Without Party A’s written consent or without signing a related agreement with Party A, Party B shall not hold positions in other enterprises that produce or operate the same type of products or provide the same type of services as Party A, nor in Party A’s suppliers, agents, bidders, and third-party developers on the open platform, etc. These positions include but are not limited to partners, directors, supervisors, shareholders, managers, employees, agents, consultants, etc., and Party B shall not indirectly provide services to the above enterprises.

b)	During Party B’s employment with Party A, without Party A’s written confirmation, Party B shall not engage in other second jobs.

6.	Intellectual Property Protection

(I) Job Results

Both parties confirm that all intellectual property rights contained in the inventions, creations, registered and unregistered trademarks, computer software, technical secrets, or other commercial secrets generated by Party B during Party B’s employment with Party A due to the performance of duties or mainly using Party A’s material and technical conditions, business information, etc., belong to Party A. Party A can fully and freely use these inventions, creations, computer software, technical secrets, or other commercial secrets for production, operation, or transfer to third parties.

The inventions created by Party B within two years after leaving, retiring, or transferring work are related to Party B’s original work or assigned tasks during Party B’s employment with Party A and belong to Party A.

The above-mentioned inventions, creations, computer software, technical secrets, and other commercial secrets, the rights of invention and authorship (except for those that should be attributed to Party A according to legal provisions or agreements between both parties) and other moral rights can be enjoyed by Party B as the inventor, creator, or developer.

(II) Party B has the obligation to provide all necessary information and materials and take all necessary actions at Party A’s request, including but not limited to patent applications, trademark registrations, software records, confidentiality, signing documents, issuing statements, etc., to assist Party A in obtaining and exercising the relevant intellectual property rights.

(III) Without Party A’s written consent, Party B shall not violate the agreement and the relevant provisions, use, disclose, or allow others to use the above intellectual property rights or use the above intellectual property rights for further development during the employment period and after leaving.

(IV) Party B shall promptly and completely report to Party A the job results and non-job results during the employment period, including using all or part of Party A’s facilities, funds, materials, laboratories, etc., or when Party B is performing duties to the company during working hours or in other ways, independently or jointly conceived, developed, or practiced any inventions, discoveries, designs, developments, improvements, business expansion results, technical secrets, and commercial secrets, and other intellectual property information. If Party B violates this agreement and fails to report in a timely or complete manner, Party A reserves the right to pursue legal action. Party B agrees that Party A has full legal rights to such as ownership of the part of the intellectual property that is omitted and guarantees to actively assist Party A in handling the transfer of rights, proof of rights, and other procedures. If Party B has used and profited, it shall return to Party A.

(V) Party B agrees that during the effective period of the labor contractor after termination, Party B guarantees to require its own, its heirs, or representatives to exclusively and completely transfer any rights and interests in Party B’s job works to Party A according to Party A’s requirements and assist in signing and submitting any application forms and documents.

7.	Obligation to Keep Commercial Secrets

(I) Party B may come into contact with Party A and Party A’s affiliated companies’ intellectual property rights, commercial secrets, or other information that has a significant impact on Party A and Party A’s affiliated companies’ competitive advantage during the establishment of the labor relationship and Party B’s employment process. The above information is the commercial secret of Party A and Party A’s affiliated companies and belongs to the core property of Party A. Party B’s position has a significant impact on the business development of Party A and Party A’s affiliated companies.

(II) If Party B leaves Party A’s company and joins a company or other organization that has a competitive relationship with Party A or Party A’s affiliated companies, or provides services to companies or organizations that have a competitive relationship with Party A in other ways, it will put Party A in a very unfavorable competitive position in the market and damage Party A and Party A’s affiliated companies’ market competitiveness.

(III) Confidentiality Period

No matter for what reason Party B leaves the job, Party B still has the obligation to keep indefinitely the technical secrets and commercial secrets that Party B has come into contact with and learned during the employment period with Party A, belonging to Party A or although belonging to a third party, Party A has the obligation to keep confidential.

Party B’s confidentiality obligation terminates in any of the following circumstances:

a)	The commercial secret or technical secret has actually been disclosed or has been announced as decrypted by Party A;

b)	According to laws and regulations, Party B’s confidentiality obligation terminates.

8.	Contract Change, Termination, and Expiration

(I) After consultation and consensus between both parties, this Contract can be changed or terminated according to law.

(II) In any of the following circumstances, Party A can terminate this Contract at any time without paying economic compensation:

a)	Party B is proven not to meet the hiring conditions during the probation period;

b)	Party B seriously violates labor discipline or the employer’s rules and regulations;

c)	Party B is seriously derelict in duty, embezzles for personal gain, is corrupt or has other serious bad behaviors, causing or possibly causing damage to Party A’s interests or reputation;

d)	Without Party A’s written confirmation, Party B engages in a second job or establishes a labor relationship with another employer at the same time;

e)	Party B uses fraud (including the information and materials provided about oneself that do not match the facts, false declaration of health conditions, etc.), coercion, or takes advantage of someone in distress, causing Party A to sign or change the labor contract against the true intention, making the labor contract invalid;

f)	Party B is detained, detained, re-educated through labor, arrested, or is held legally responsible for criminal offenses;

g)	The circumstances stipulated in Party A’s rules and regulations where Party A can terminate the labor contract unilaterally, as well as other circumstances stipulated by laws and regulations;

h)	Party B’s private morality issues affect Party A’s reputation, reputation, and related social evaluations or reduce them;

i)	The other circumstances stipulated in Party A’s rules and regulations.

(III) In any of the following circumstances, Party A can terminate the labor contract, but shall notify Party B in writing 30 days in advance or pay Party B an additional month’s salary. Party B shall then go through the resignation procedures as stipulated by Party A:

a)	Party B is ill or non-work-related injured, and after the medical period expires, cannot engage in the original work or the appropriate work arranged by Party A;

b)	Party B is not competent for the work, and after training or adjusting the job position, still cannot be competent for the work;

c)	The objective circumstances on which this Contract was based have changed significantly, making the original labor contract unenforceable, and the two parties cannot reach an agreement on changing the labor contract after consultation.

Both parties confirm that when the following circumstances occur during the performance of the labor contract, they are considered sudden events or significant changes in objective circumstances, and Party A has the right to change Party B’s salary and benefits standards, working hours, location, position, and other matters, and Party B shall obey.

a)	When a major or second-level natural disaster, accident disaster, or public health event occurs in the area where Party A is located or where Party A operates or where Party B performs the labor contract;

b)	When the local government takes emergency measures according to the “Emergency Response Law” and the “Infectious Disease Prevention and Control Law” in the area where Party A is located or where Party A operates or where Party B performs the labor contract, causing both parties to be unable to perform their respective rights and obligations;

c)	The administrative management department orders Party A to stop related businesses.

(IV) In any of the following circumstances, Party A shall not terminate the labor contract according to the provisions of paragraph (3) of this article:

a)	Party B suffers from an occupational disease or is work-related injured and is confirmed to have lost or partially lost labor capacity;

b)	Party B is ill or non-work-related injured and is within the prescribed medical period;

c)	Party B is pregnant, in childbirth, or breastfeeding;

d)	Party B has worked continuously for 15 years in Party A and is less than 5 years away from the legal retirement age;

e)	Other circumstances stipulated by laws and regulations.

(V) Party B shall notify Party A in writing one month in advance to terminate the labor contract; Party B can notify Party A three days in advance to terminate the labor contract during the probation period.

(VI) Party A has any of the following circumstances, Party B can terminate the labor contract:

a)	Fails to provide labor protection or labor conditions as agreed in the labor contract;

b)	Fails to pay labor remuneration in full and on time as agreed in this contract;

c)	Fails to pay social insurance premiums for Party B according to law;

d)	Party A’s rules and regulations violate laws and regulations, damaging Party B’s rights and interests;

e)	Other circumstances stipulated by laws and administrative regulations where Party B can terminate the labor contract.

(VII) In any of the following circumstances, this labor contract terminates:

a)	The labor contract expires;

b)	Party B reaches the legal retirement age or begins to enjoy the basic pension insurance treatment;

c)	Party B dies, or is declared dead or missing by the people’s court;

d)	Party A is legally declared bankrupt;

e)	Party A’s business license is revoked, ordered to close, revoked, or decides to dissolve early;

f)	Other circumstances stipulated by laws and administrative regulations.

(VIII) When the labor contract expires, if both parties agree to continue the employment relationship, they must re-sign a labor contract before the contract expires.

9.	Breach of Contract Liability

(I) If Party B breaches the contract and terminates the labor contract, causing losses to Party A, Party B shall compensate Party A for the following losses:

a)	The training costs paid by Party A for Party B;

b)	Direct economic losses caused to production, operation, and work.

(II) If Party A provides Party B with professional technical training, and according to the agreement between the two parties, Party B must provide a certain number of years of service for Party A after the training (the specific period is based on the agreement of the related training service agreement), and Party B violates the service period agreement, then Party B shall pay Party A a penalty equivalent to the training costs.

(III) Regardless of the reason for leaving the job, Party B shall complete all work handover and go through the resignation procedures in a timely manner according to Party A’s system and requirements. If Party A needs to pay economic compensation, Party A shall pay the economic compensation after Party B has completed all work handover and resignation procedures. If due to Party B’s failure to hand over work on time or negligence or slackness in the work handover, causing losses to Party A, Party B shall bear the liability for compensation. If Party B leaves the job without permission (without handling or completing the resignation procedures), Party A has the right to stop paying wages, stop paying social insurance, freeze relevant accounts, etc. Party A also has the right to claim corresponding economic losses from Party B, and even pursue legal responsibility. If Party B leaves the job without permission for three days or more without Party A’s consent, it is considered that Party B has unilaterally terminated this contract in advance. Party A has the right to stop paying Party B’s wages and related benefits from the third day of the period. The above agreement does not affect Party A’s right to claim compensation for losses suffered by Party A due to Party B’s leaving the job without permission.

(IV) If a third party employs Party B who has not yet terminated this employment agreement with Party A, the third party bears joint compensation liability.

(V) If Party B violates this contract or Party A’s confidentiality system and discloses secrets, regardless of the severity of the circumstances, it is considered a breach of contract by Party B. Party B shall pay Party A a penalty of RMB 100,000. If Party B’s breach of contract causes losses to Party A and Party A’s affiliated companies, Party B shall compensate. If Party B’s breach of contract causes significant losses to Party A, Party A has the right to report to the judicial authorities and pursue Party B’s criminal responsibility.

(VI) If Party B seriously violates this agreement or Party A’s relevant system, and violates criminallaw or relevant administrative laws, Party A will submit the case to the relevant state authorities for legal responsibility.

(VII) After a labor dispute arises between both parties, they should first resolve it through negotiation. If negotiation fails, submit to the arbitration committee of Party A’s location for arbitration.

The above agreement does not affect Party A’s request for the intellectual property rights management department to handle Party B’s infringement or illegal acts.

(VIII) After the termination of this contract, the confidentiality clause remains effective, and Party B must still bear the corresponding confidentiality obligations according to the agreement of this contract.

10.	Other

(I) Party B confirms and agrees that before signing this contract, Party A has informed Party B of the work content, work conditions, work location, occupational hazards, and other content that Party B requires to understand.

(II) Party B confirms that the “actual communication address” at the beginning of this contract is a true and valid communication address. When Party A has matters to inform Party B, it will mail to this address. Notifications or other materials sent by Party A are considered delivered to Party B on the third day after the mail is sent. If the address changes, Party B shall immediately notify Party A in writing. If any disputes arise due to Party B’s failure to update in a timely manner, all legal consequences shall be borne by Party B.

(III) Other matters agreed upon by both parties. Because Party A and Scienjoy Group are in a business transition period, during the transition period, Party A still uses Scienjoy Group’s office and communication systems to carry out work. Party B agrees and confirms that all information of Scienjoy Group encountered during the transition period and the cooperation process is considered the same as Party A’s commercial secrets, and Party B shall fulfill the confidentiality obligations. Scienjoy Group refers to {including but not limited to Scienjoy Infinite (Beijing) Technology Co., Ltd., Scienjoy Zhihui (Beijing) Technology Co., Ltd., Zhihui Qiyuan (Beijing) Technology Co., Ltd.} and the affiliated companies of the above companies, etc.

(IV) This contract takes effect from the date when both parties sign or stamp it. It is invalid if altered or signed without written authorization.

(V) This contract is in duplicate, with each party holding one copy, each having equal legal effect.

(VI) Both parties can sign supplementary agreements according to the actual situation as contract attachments, and the contract attachments have the same legal effect as this contract; if there are inconsistencies between the contract attachments and this contract, the contract attachments shall prevail.

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Signature Page

Both parties understand the specific content of the labor contract and Party A’s rules and regulations and management provisions, and agree to sign and confirm. Party B declares: I have fully understood the content of all the terms of this contract, correctly understood without error, and after careful consideration, I voluntarily agree and sign this contract.

Party A’s Seal:	Party B:	/s/ Deng Bentong

Legal Representative (Signature or Seal):

Date of signing: April 1, 2024